UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2023

Peakstone Realty Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  001-41686

Maryland	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 606-3200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
____________________	_________________	____________________
Common shares, $0.001 par value per share	PKST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 20, 2023, the Board of Trustees (the “Board”) of Peakstone Realty Trust (the “Company”) promoted Ms. Nina Momtazee Sitzer, the Company’s Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary, to Chief Operating Officer and Chief Legal Officer, effective June 23, 2023. Biographical information for Ms. Sitzer, age 55, can be found in the Company’s definitive proxy statement for the 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on May 1, 2023 and is incorporated by reference herein.
On June 22, 2023, the Company and Mr. Scott Tausk, Executive Vice President of the Company, entered into a Separation and Consulting Agreement (the “Separation Agreement”), pursuant to which (i) Mr. Tausk’s employment with the Company will terminate effective as of June 30, 2023 (the “Separation Date”) and (ii) the Company will engage Mr. Tausk as a consultant.
In connection with the termination of Mr. Tausk’s employment, and in accordance with that certain Employment Agreement by and between Mr. Tausk and the Company, dated December 14, 2018 (the “Employment Agreement”) and the Separation Agreement, subject to the satisfaction of certain conditions contained in his Employment Agreement including his execution, delivery and non-revocation of a release of claims, Mr. Tausk will be eligible to receive the payments and benefits set forth in his Employment Agreement in the event of a termination by the Company without “Cause”, including: (i) a lump-sum cash payment equal to $218,750, which is equal to the pro-rated portion of Mr. Tausk’s 2023 annual cash bonus, assuming achievement of individual and Company performance goals at target levels; (ii) a lump-sum cash payment equal to $787,500, which is equal to the sum of (a) Mr. Tausk’s base salary plus (b) the average of the annual cash bonuses paid to Mr. Tausk for calendar years 2021 and 2022; (iii) a lump-sum cash payment equal to $13,291.41, which is equal to the sum of one year of the employer portion of the cost of coverage under the Company’s group medical plan for Mr. Tausk and his dependents at the level in effect on the Separation Date; and (iv) accelerated vesting of all Company equity-based awards held by Mr. Tausk and of his account under the Company’s Executive Deferred Compensation Plan.
In addition, the Separation Agreement provides that Mr. Tausk will perform certain consulting and transition services (the “Consulting Services”) to the Company during the period commencing on July 1, 2023 and ending on March 15, 2024 or such earlier date as the Consulting Services are terminated by the Company or Mr. Tausk in accordance with the Separation Agreement (the “Consulting Period”). In consideration for the Consulting Services and Mr. Tausk’s satisfaction of the conditions set forth in the Separation Agreement including the execution, delivery and non-revocation of a general release of claims, at the expiration of the Consulting Period, Mr. Tausk will be entitled to receive, a fully-vested stock unit award covering a number of shares of common stock of the Company equal to the quotient obtained by dividing (x) $500,000 by (y) the per share closing price of the Company’s common stock on the New York Stock Exchange on the last trading day immediately preceding the date of grant (the “RSU Award”). Mr. Tausk will not be eligible to receive the RSU Award if the Consulting Period is terminated prior to March 15, 2024, other than in the event of a termination by the Company without “Cause”.
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the terms of the Separation Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.
Item 8.01. Other Events.
On June 21, 2023, the Company delivered a partial termination notice under the Administrative Services Agreement dated as of December 14, 2018 (as amended, the “Administrative Services Agreement”), by and among Griffin Capital Company, LLC (“GCC”), Griffin Capital, LLC (together with GCC, the “Griffin Entities”), the Company, PKST OP, L.P., Griffin Capital Essential Asset TRS, Inc. and Griffin Capital Real Estate Company, LLC. Pursuant to such notice, the Company elected to terminate certain general corporate support services effective July 22, 2023. The only services remaining under the Administrative Services Agreement are human resources support services which are terminable on thirty (30) days’ notice.

Item 9.01.    Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1*	Separation and Consulting Agreement, dated as of June 22, 2023, by and among Peakstone Realty Trust, PKST OP, L.P., Griffin Capital Real Estate Company, LLC and Scott Tausk.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Registrant has omitted portions of the exhibit as permitted under Item 601(b)(10) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peakstone Realty Trust

Date: June 23, 2023	By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer and Treasurer